Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-105845 and No. 333-119556 of Wayne Savings Bancshares, Inc. on Forms S-8 of our report dated March 25, 2013 on our audit of the consolidated financial statements of Wayne Savings Bancshares, Inc. as of and for the year ended December 31, 2012 and for the year nine month period ended December 31, 2011, which is included in this Annual Report on Form 10-K of Wayne Savings Bancshares, Inc., for year ended December 31, 2012.

/s/ BKD, LLP

Cincinnati, Ohio

March 25, 2013